CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement No. 811-08690 on Form N-14 of the DLB Fixed Income Fund, DLB Small Company Opportunities Fund and DLB Value Fund, (each a separate series of The DLB Fund Group), of our reports dated December 10, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of The DLB Fund Group for the year ended October 31, 2003. In addition, we also consent to the incorporation by reference of our reports in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us in the Agreement and Plan of Reorganization as "Report of Independent Accountants" and "Experts" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 24, 2004